Exhibit 1.2
EXECUTION COPY
QWEST CORPORATION
PRICE DETERMINATION AGREEMENT
September 27, 2011
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.

c/o	Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Ladies and Gentlemen:
     Reference is made to the Underwriting Agreement, dated September 27, 2011 (the “Underwriting Agreement”), between Qwest Corporation, a Colorado corporation (the “Company”), and the several Underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the sale to the Underwriters, and the purchase by the Underwriters, severally and not jointly, from the Company, subject to the terms and conditions set forth therein, of an aggregate of $950,000,000 principal amount of the Company’s 6.75% Notes due 2021 (the “Securities”) to be issued pursuant to an Indenture dated as of October 15, 1999, between the Company (formerly known as US WEST Communications, Inc.) and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company), as amended and supplemented to the date hereof, and as will be further supplemented by the Ninth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, to be dated as of October 4, 2011 relating to the Securities (as defined herein). This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.
     For all purposes of the Underwriting Agreement, “Time of Sale” means 2:30 p.m. (New York City time) on the date of this Price Determination Agreement.

     Pursuant to Section 1(b) of the Underwriting Agreement, the undersigned agree with the several Underwriters that the purchase price for the Securities to be paid by the several Underwriters shall be 97.531% of the aggregate principal amount of the Securities set forth opposite the names of the Underwriters in Schedule I attached thereto.
     The Company represents and warrants to the several Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.
     THE RIGHTS AND DUTIES OF THE PARTIES TO THIS PRICE DETERMINATION AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT MIGHT CALL FOR THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
     This Price Determination Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     If the foregoing is in accordance with your understanding of the agreement among the several Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the several Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours, QWEST CORPORATION
By:	/s/ G. Clay Bailey
	Name:	G. Clay Bailey
	Title:	Senior Vice President and Treasurer

Confirmed as of the date first above mentioned:
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.

By:	Citigroup Global Markets Inc.

By:	/s/ Brian D. Bednarski
	Name:	Brian D. Bednarski
	Title:	Managing Director

By:	J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
	Name:	Stephen L. Sheiner
	Title:	Executive Director